Exhibit 99.1

CTC MEDIA EXPANDS INTO KAZAKHSTAN AND UZBEKISTAN,
FAST-GROWING MARKETS WITH A COMBINED POPULATION OF
OVER 40 MILLION

Moscow – September 4, 2007 – CTC Media, Inc. (NASDAQ: CTCM), Russia’s leading independent television broadcaster, announced today that it has entered into a definitive agreement to acquire a majority financial interest in Channel 31 group, one of the leading broadcasters in Kazakhstan, for approximately $65 million in cash, and registered a broadcasting company in Uzbekistan.

In Kazakhstan, following the closing of the transaction, which is expected to take several months, CTC Media will hold a 20% participation interest in Channel 31 and majority ownership positions in affiliate companies that will provide the advertising sales function and programming content for Channel 31.  These interests will provide CTC Media with a right to 60% of the economic interest of the Channel 31 group and will enable it to consolidate the financial statements of Channel 31 group with its own.

Chief Executive Officer of CTC Media, Alexander Rodnyansky, said, “We are excited about the opportunity the Kazakhstan market presents. This is a country with a population of more than 15 million people and a fast-growing economy. It has significant potential for further growth in the television advertising market which industry experts estimated at approximately $200 million in 2006 and is the third largest among the countries of the former Soviet Union behind Russia and Ukraine. With younger viewers comprising an unusually high proportion of total audience in the country, CTC’s focus on younger demographics provides us with an attractive opportunity to gain audience share. Together with our Kazakh partners, a prominent team of professionals led by journalist and executive Armanjan Baitasov, we aim to create a high quality entertainment television station in Kazakhstan while maintaining the channels’ distinct local appeal.”

In addition to the Kazakhstan acquisition, CTC Media, in cooperation with Terra group, a leading independent Uzbek media holding company, has registered a television company in Uzbekistan, which is expected to commence operations in 2008 on Channel 30. CTC Media will own 51 percent of the company. The population of Uzbekistan is more than 27 million people.

Alexander Rodnyansky further commented, “Together with our Terra group partners who possess a unique commercial TV and radio broadcasting experience in Uzbekistan, we will create the first national TV player with foreign ownership participation in a TV market that had been developing in isolation for quite a while.  This allows us to bring together the concept of private entertainment television and our programming and operational expertise. In cooperation with our local partners, we are in a unique position to reshape and develop the Uzbek TV landscape.”

“We are pleased to announce that we are executing on our growth strategy and reaching out to over 40 million people in Central Asia. CTC Media will bring to the region its brands, operational competencies, advertising relationships and, most importantly, its marquee Russian content — a proven success with Russian-speaking audiences. We are hopeful that our resources combined with the local talent and programming expertise will result in a uniquely lucrative entertainment-focused television offering,” concluded Alexander Rodnyansky.

About CTC Media, Inc.

Based in Moscow, CTC Media, Inc. was formed in 1989 to pursue commercial media and advertising opportunities in Russia. The Company owns and operates the CTC television network, whose signal is carried by more than 340 affiliate stations, including 18 owned-and-operated stations; and the Domashny television network, whose signal is carried by over 220 affiliate stations, including ten owned-and-operated stations. The Company is traded on The Nasdaq Global Select Market under the symbol: “CTCM”. For more information on CTC Media, please visit: www.ctcmedia.ru.

About Channel 31

Based in Almaty, Channel 31 has been broadcasting since 1992, with a television network comprising 11 stations, and over 60 independent affiliate stations.

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Contacts:

CTC Media, Inc.

Konstantin Vorontsov (media)

Dmitry Barsukov, Katya Ostrova (investors)

+ 7 495 783 3650

Brainerd Communicators, Inc.

Jenna Focarino (media)

Michael Smargiassi (investors)

+1 212 986 6667

Certain statements in this press release that are not based on historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements, which include, among other things, our ability to execute on our growth strategy, reflect the Company’s current expectations concerning future results and events. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CTC Media to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual future results to differ from those expressed by forward-looking statements include, among others, risks related to further limitations on the amount of advertising time permitted on Russian television from 2008; changes in the size of the Russian television advertising market; our ability to deliver audience share, particularly in primetime, to our advertisers; free-to-air television remaining a significant advertising forum in Russia; our reliance on a single television advertising sales house for substantially all of our revenues; and restrictions on foreign involvement in the Russian television business. These and other risks are described in the “Risk Factors” section of CTC Media’s quarterly report on Form 10-Q filed with the SEC on July 31, 2007. Other unknown or unpredictable factors could have material adverse effects on CTC Media’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur.  You are cautioned not to place undue reliance on these forward-looking statements. CTC Media does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.